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Preliminary Term Sheet

Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-OA5 Trust

$[552,255,100]

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Mortgage Securities Corp.
Seller

Washington Mutual Bank
Servicer

LaSalle Bank National Association
Trustee

June [19], 2007

Closing Date	June 27, 2007
Investor Settlement Date	June 27, 2007
First Distribution Date	July 25, 2007
Cut-Off Date	June 01, 2007

Important Notice About Information Presented in this
Preliminary Term Sheet

The securities described in this preliminary term sheet may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this preliminary term sheet in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus, along with this preliminary term sheet, describes more specifically the terms of your series of certificates. This preliminary term sheet does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this preliminary term sheet is subject to completion or change. The information in this preliminary term sheet supersedes information contained in any prior term sheet relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire preliminary term sheet and the prospectus and the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus we will provide you. You may obtain a copy of the prospectus and the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS PRELIMINARY TERM SHEET REFLECTS THE PRELIMINARY CHARACTERISTICS OF THE MORTGAGE POOL AS OF THE CUT-OFF DATE, WHICH IS JUNE 1, 2007.  THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE.  ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this preliminary term sheet. The mortgage-backed securities referred to in this preliminary term sheet are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this preliminary term sheet. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Washington Mutual Mortgage Pass-Through Certificates,
WMALT Series 2007-OA5 Trust

$[552,255,100]

Description of Certificates

Class	Principal/ Notional Amount (Approx.) (1)	WAL (Yrs) To Call/Mat (2)	Pmt Window (Mths) To Call/Mat (2)	Interest Rate Type	Tranche Type	Expected Ratings S&P/Moody’s
A-1A	$ 297,539,000	4.04/4.37	1-127/1-478	Variable (3)	Senior	AAA/Aaa
A-1B	$ 99,181,000	4.04/4.37	1-127/1-478	Variable (3)	Senior Mezz	AAA/Aaa
A-1C	$ 49,591,000	4.04/4.37	1-127/1-478	Variable (4)	Senior Mezz	AAA/Aaa
A-1D	$ 49,591,000	4.04/4.37	1-127/1-478	Variable (4)	Senior Mezz	AAA/Aaa
R	$ 100				Senior/Residual	AAA/Aaa
X-PPP	$ 563,525,841			Variable (5)	Senior IO/PO Prepayment Penalty	N/R/Aaa
B-1	$ 14,088,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	AA+/Aa1
B-2	$ 11,271,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	AA/Aa1
B-3	$ 4,226,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	AA-/Aa1
B-4	$ 4,227,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	A+/Aa1
B-5	$ 4,226,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	A-/Aa2
B-6	$ 10,989,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	N/R/ A2
B-7	$ 3,663,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	N/R/Baa1
B-8	$ 3,663,000	7.09/7.87	1-127/1-478	Variable (6)	Subordinate	N/R/Baa3
B-9	$ 2,536,000	Privately Offered Certificates		Variable (6)	Subordinate	N/R/Ba2
B-10	$ 2,254,000			Variable (6)	Subordinate	N/R/B2
B-11	$ 6,480,741			Variable (6)	Subordinate	N/R / NR
Total:	$ 563,525,841

(1)     Distributions on the Certificates (as defined herein) will be derived primarily from a pool of adjustable-rate mortgage loans indexed off of One-Year MTA, One-Month LIBOR or COFI (each, as defined herein) (the "Mortgage Loans"). Class sizes are subject to final collateral pool size and rating agency approval and may increase or decrease by up to 10%.

(2)     WAL and Payment Windows for the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Senior Subordinate Certificates (as defined herein) are shown to the Optional Call Date (as defined herein) and to Maturity.

(3)     On each Distribution Date (as defined herein), the certificate interest rate for the Class A-1A and A-1B Certificates will be equal to the lesser of (i) One-Year MTA plus the related margin and (ii) the Net WAC Cap (as defined herein) for the Mortgage Loans. In addition, if on the initial Distribution Date the certificate interest rate for the Class A-1A and Class A-1B Certificates is equal to the Net WAC Cap for the Mortgage Loans, the Class A-1A and Class A-1B Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts (as defined herein) from amounts, if any, otherwise payable to the Class X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to carryover shortfall payments, if any, the annual certificate interest rate on these certificates will equal approximately [__]%.

(4)     For each Distribution Date, the certificate interest rate for the Class A-1C and Class A-1D Certificates will be equal to the least of (i) the London Interbank Offered Rate for one-month United States dollar deposits (“LIBOR”) plus the related margin (in each case, the margin will be multiplied by 2.0 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap (as defined herein) and (iii) 10.50%. In addition, if on any Distribution Date the certificate interest rate for the Class A-1C and Class A-1D Certificates is equal to the Adjusted Net WAC Cap, the Class A-1C and Class A-1D Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts (i) (for any Distribution Date from, and including, the Distribution Date in [August 2007] through, and including, the Distribution Date in  [February 2018], unless the Yield Maintenance Agreement (as described herein) is terminated earlier) first, from payments, if any, from the Yield Maintenance Agreement and (ii) second, from amounts, if any, otherwise payable to the Class X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet. For the initial Distribution Date, after giving effect to the payment of Carryover Shortfall Amounts, if any, the annual certificate interest rate on these certificates will equal approximately [__]%.

(5)     Solely for purposes of calculating distributions of principal and interest and the allocation of losses realized on the Mortgage Loans, the Class X-PPP Certificates will be deemed to be comprised of an interest-only component (the “Class X-PPP IO Component”, a “Class X IO Component”) and a principal-only component (the “Class X-PPP PO Component”, a “Class X PO Component”). Interest, if any, will be payable with respect to the Class X IO Component. The Class X IO Component will not have a principal balance and principal will not be payable with respect to the Class X IO Component. The Class X PO Component will have a principal balance which initially will equal zero. Interest will not accrue on the Class X PO Component. In the event that interest otherwise payable with respect to the Class X IO Component is reduced as a result of the allocation of net negative amortization (as described herein), the amount of such reduction will be added as principal to the Class X-PPP Principal Balance.

The amount of interest available for distribution to the Class X-PPP Certificates on any Distribution Date (before giving effect to the allocation of any shortfall in interest collections and payment of Carryover Shortfall Amounts) will equal, subject to the limitations described in this footnote (5), the excess, if any, of:

(x)           the product of (i) a fraction, the numerator of which is the Net WAC Cap for the Mortgage Loans and the denominator of which is 12, and (ii) the Aggregate Loan Balance (as defined herein) over

(y)           the product of (i) a fraction, the numerator of which is the Weighted Average Certificate Interest Rate and the denominator of which is 12, and (ii) the Aggregate Loan Balance reduced by the Class X-PPP Principal Balance.

Notwithstanding the foregoing, interest otherwise available for distribution to the Class X-PPP Certificates on any Distribution Date may instead be distributed as Carryover Shortfall Amounts.  See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Additionally, the Class X-PPP Certificates will be entitled to receive all prepayment penalty payments, with respect to voluntary full prepayments, remitted to the Trust for each Mortgage Loan. See “The Class X-PPP Certificates” herein and the "Prepay Term (Months)" table herein for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms.

(6)     For each Distribution Date, the certificate interest rate for the Subordinate Certificates (as defined herein) will be equal to the least of (i) LIBOR plus the related margin (in each case, the margin will be multiplied by 1.5 after the first possible Optional Call Date), (ii) the Adjusted Net WAC Cap and (iii) the Net Life Cap (as defined herein). In addition, if on any Distribution Date the certificate interest rate for the Subordinate Certificates is equal to the Adjusted Net WAC Cap, those Certificates may be entitled to receive, as interest, Carryover Shortfall Amounts from amounts, if any, otherwise payable to the Class X-PPP Certificates. See "Carryover Shortfall Amount" and "Certificates Priority of Distributions" in this preliminary term sheet.

Transaction Summary

Depositor:  WaMu Asset Acceptance Corp. (“WAAC”).

Issuing Entity:  Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-OA5 Trust (the “Trust”)

Servicer:  Washington Mutual Bank (“WMB”)

Sole Manager:  WaMu Capital Corp.

Trustee:  LaSalle Bank National Association.

Rating Agencies:  It is anticipated that the Offered Certificates will be rated by Moody’s and Standard & Poor’s and assigned the credit ratings described herein.

Cut-off Date:  June 1, 2007.

Expected Pricing Date:  On or about June [20], 2007.

Closing Date:  On or about June [27], 2007.

Distribution Date:  The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in July 2007.

Servicing fee for  Mortgage Loans  with initial fixed rate period of 1 month and no prepayment penalty: The servicing fee for each Mortgage Loan that has an initial fixed rate period of 1 month and no prepayment penalty will be calculated as a per annum percentage for each such mortgage loan. The servicing fee for each such mortgage loan will be the greater of (i) 0.375% per annum of the principal balance of such mortgage loan and (ii) the excess, if any, of the gross margin on such mortgage loan over [0.90]% per annum of the principal balance of such mortgage loan.

Servicing fee for  Mortgage Loans  with initial fixed rate period greater than  1 month and  no prepayment penalty: The servicing fee for each Mortgage Loan that has an initial fixed rate period greater 1 month and no prepayment penalty will be 0.375%.

Servicing fee for  Mortgage Loans with prepayment penalty  terms up to  29   months:  For Mortgage Loans that have prepayment penalty terms between 1 and 29 months, the greater of (i) 0.375% per annum of the principal balance of such mortgage loan and (ii) the excess, if any, of the gross margin on such mortgage loan over [0.90]% per annum of the principal balance of such mortgage loan.

Servicing fee for  Mortgage Loans with prepayment penalty terms greater than 29 months:  For Mortgage Loans that have prepayment penalty terms greater than 29 months, the greater of (i) 0.375% per annum of the principal balance of such mortgage loan and (ii) the excess, if any, of the gross margin on such mortgage loan over [1.50]% per annum of the principal balance of such mortgage loan.

Certificates:  The “Senior Certificates” will consist of the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates (collectively, the“Class A Certificates”), the Class X-PPP Certificates (the “Class X Certificates”) and Class R Certificates. The “Senior Subordinate Certificates” will consist of the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6, Class B-7 and Class B-8 Certificates. The “Junior Subordinate Certificates” will consist of the Class B-9, Class B-10 and Class B-11 Certificates. The Senior Subordinate Certificates and Junior Subordinate Certificates are collectively known as the “Subordinate Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to herein as the “Certificates.” The Senior Certificates and Senior Subordinate Certificates are being offered herein and are referred to herein as the “Offered Certificates”.

Registration:  Each class of Offered Certificates (other than Class R) will initially be represented by a single certificate registered in the name of Cede & Co., a nominee of The Depository Trust Company, New York, New York.

Federal Tax Treatment:  It is anticipated that the Offered Certificates (other than the Class R Certificate and the portion of the Class X-PPP Certificates that represents the right to receive certain prepayment penalties) will be treated as REMIC regular interests for federal tax income purposes, coupled in certain cases with a right to receive additional payments pursuant to a notional principal contract and with respect to the Class X-PPP Certificates, with an obligation to make payments pursuant to a notional principal contract. The portion of the Class X-PPP Certificates that represents a right to receive certain prepayment penalties will be treated as a stripped interest in the related Mortgage Loans for federal income tax purposes, and will not represent an interest in any REMIC. The Class R Certificate will be treated as a REMIC residual interest for tax purposes. The portion of the Class X-PPP Certificates that represents a right to receive certain prepayment penalties will not represent an interest in any REMIC.

SMMEA Treatment:  The Class A, Class X, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates are expected to constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (“SMMEA”). The Class B-6, Class B-7, Class B-8, Class B-9, Class B-10 and Class B-11 Certificates are not expected to constitute “mortgage related securities” for purposes of SMMEA.

ERISA Eligibility:  The Offered Certificates (other than the Class R and Class X-PPP Certificates) are expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.  Prospective investors should review with their legal advisors whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code or other similar laws. The Class R and Class X-PPP Certificates are not expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.  See "ERISA Considerations" in the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus for additional information.

Optional Termination:  When the aggregate principal balance of the Mortgage Loans has been reduced to less than 10% of that balance as of June 1, 2007, WMB, as servicer, may purchase all of the Mortgage Loans (the “Optional Call Date”), which will cause the retirement of the certificates.

Accrued Interest:  The price to be paid by investors for the Class A-1C, Class A-1D and Subordinate Certificates will not include accrued interest (settling flat). The price to be paid by investors for the Class A-1A, Class A-1B and Class X Certificates will include [26] days of accrued interest.

Interest Accrual Period:  The interest accrual period for the Class A-1C, Class A-1D and Subordinate Certificates for a given Distribution Date will be the period beginning on the 25th day of the month immediately preceding the month during which such Distribution Date occurs (or, in the case of the first Distribution Date, the Closing Date) and ending on the 24th day of the month during which such Distribution Date occurs (on an actual/360 basis). The interest accrual period for the Class A-1A, Class A-1B and Class X Certificates will be on the calendar month prior to such Distribution Date (on a 30/360 basis).

Pricing Prepayment Speed:  The Offered Certificates will be priced to a prepayment speed of 20% CPR.

Compensating Interest:  Compensating interest paid by the Servicer with respect to the Mortgage Loans will equal the least of (a) any shortfall for the previous month in interest collections resulting from the timing of payoffs on the Mortgage Loans made from the 15th day of the calendar month before the Distribution Date to the last day of such month, (b) the sum of 1/12 of 0.050% of the aggregate Stated Principal Balance of the Mortgage Loans, any reinvestment income realized by the Servicer relating to payoffs on the Mortgage Loans made during the prepayment period, and interest payments on the payoffs received during the period of the 1st day through the 14th day of the month of the Distribution Date, as applicable and (c) 1/12 of 0.125% of the aggregate Stated Principal Balance of the Mortgage Loans.

Mortgage Loans:  As of June 1, 2007, the aggregate principal balance of the Mortgage Loans is approximately $[563,525,842]. As of June 1, 2007, the aggregate principal balance of the Mortgage Loans that impose a prepayment penalty for voluntary prepayments in full is approximately $[492,445,420]. All the Mortgage Loans accrue interest at a mortgage rate which adjusts monthly (after an initial fixed rate period of [1 and 3] months) based upon an Index rate of (i) the 12-month moving average of the monthly yield on United States Treasury Security adjusted to a constant maturity of one year (the “One-Year MTA”), (ii) the average of interbank offered rates for one-month U.S. dollar-denominated deposits in the London market, as published in The Wall Street Journal and most recently available as of fifteen days before the applicable interest rate adjustment date (“One-Month LIBOR”) or (iii) the monthly weighted average cost of funds for Eleventh District savings institutions as announced by the Federal Home Loan Bank of San Francisco (“COFI”). After the initial fixed interest rate period, the interest rate for most Mortgage Loans will adjust monthly to equal the sum of the related Index and the gross margin. As of the Cut-off Date, approximately [1.73]% of the Mortgage Loans were still in their fixed rate period. None of the Mortgage Loans are subject to a periodic rate adjustment cap.  All of the Mortgage Loans are subject to a maximum mortgage rate.

For all of the Mortgage Loans, the Minimum Monthly Payment is set at origination and for some of the Mortgage Loans is adjusted on the first anniversary of the first Due Date, the second anniversary of the first Due Date or the fifth anniversary of the first Due Date, as applicable, and annually thereafter, subject to the limitations set forth below, to an amount which will fully amortize the Mortgage Loan at the then current mortgage interest rate in equal monthly installments over its remaining term to maturity (the “Minimum Monthly Payment”).  As of the date of this preliminary term sheet, the preliminary characteristics of the mortgage pool do not include any Mortgage Loans that have a Minimum Monthly Payment which will initially adjust one month after the related first Due Date, and after this initial one month period will adjust annually thereafter, but such mortgage loans may be included in the final mortgage pool, the characteristics of which will be reflected in the prospectus supplement that will be prepared for this transaction. This adjustment is subject to the conditions that (i) the amount of the Minimum Monthly Payment will not increase (or, if applicable, decrease) by an amount that is more than 7.50% of the current Minimum Monthly Payment, (ii) as of the fifth anniversary of the first due date and on the same day every five years thereafter, and on the final payment adjustment date, the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) above and (iii) if the unpaid principal balance exceeds a percentage – ([110%, 115%, 120% or 125%]) of the original principal balance due to negative amortization (the “Negative Amortization Limit”), the Minimum Monthly Payment will be recast without regard to the limitation in clause (i) to amortize fully the then unpaid principal balance over the remaining term to maturity.

Negative amortization on a Mortgage Loan will occur when the monthly payment made by the borrower is less than interest accrued at the current mortgage rate on the unpaid principal balance of the Mortgage Loan (such deficiency, “Negative Amortization”). The amount of the Negative Amortization is added to the unpaid principal balance of the Mortgage Loan.

On the Closing Date, the aggregate principal balance of the Mortgage Loans as of the Cut-off Date is expected to be approximately $[563,525,842], subject to an increase or decrease of up to 10%. It is expected that the characteristics of the Mortgage Loans on the closing date will be substantially similar to the characteristics of the Mortgage Loans described herein.  The initial principal balance of any of the Offered Certificates on the Closing Date is subject to an increase or decrease of up to 10% from the amounts shown herein.

Originator Concentrations	Approx %
MORTGAGE IT INC	[27.62]%
VIRTUAL BANK	[16.57]%
SUNTRUST MORTGAGE INC	[11.89]%
TOTAL	[56.08]%

See “Originator Disclosure” section.

Class X-PPP Certificates:  With respect to each Mortgage Loan, (a) all prepayment penalty payments on such Mortgage Loans remitted to the Trust with respect to voluntary full prepayments that have prepayment penalties and (b) any amounts paid by the Servicer, pursuant to the pooling agreement if the Servicer, waives a penalty on a voluntary full prepayment of a Mortgage Loan other than in accordance with the standards set forth in the pooling agreement, or paid by Washington Mutual Mortgage Securities Corp. pursuant to the mortgage loan sale agreement if it breaches certain representations and warranties with respect to a Mortgage Loan that requires payment of a penalty on voluntary full prepayment (each an “Assigned Prepayment Penalty”) will be distributed to the holders of the Class X-PPP Certificates in the following manner: on each Distribution Date the Class X-PPP Certificates will be entitled to receive all such prepayment penalty payments remitted to the Trust during the period from the 15th day of the immediately preceding calendar month (or, in the case of the first Distribution Date, from the Cut-Off Date) through the 14th day of the current calendar for each Mortgage Loan that imposes a penalty on voluntary full prepayment of such Mortgage Loan.

The holders of the Class X-PPP Certificates will not receive any prepayment penalty payment with respect to voluntary partial prepayments; each such payment will be retained by the Servicer, as additional servicing compensation. No prepayment penalty payments will be available for distribution to holders of the other classes of certificates.

Some of the Mortgage Loans that impose penalties for voluntary full prepayments contain an exception for prepayments made in connection with a bona fide and arm’s length sale of the mortgaged property underlying the mortgage loan during a certain period following origination, or after a certain period following origination, as specified in the mortgage note or contain various other exceptions specified in the mortgage note, and therefore penalties are not imposed on such prepayments and are not available for distribution to the Class X-PPP Certificates. In addition, prepayment penalties on Mortgage Loans may be waived by the Servicer and, if waived in accordance with the terms of the pooling agreement, the amount of the waived penalty will not be available for distribution to the holders of the Class X-PPP Certificates. Circumstances under which the Servicer may waive a prepayment penalty include, among other circumstances set forth in the pooling agreement, (i) in some cases, for Mortgage Loans originated by WMB or an affiliate thereof, where the mortgagor sells the mortgaged property and obtains a new mortgage loan originated and serviced by WMB to purchase another property, provided that the prepayment is made no earlier than one year after origination, (ii) in some cases, for Mortgage Loans originated by WMB or an affiliate thereof, with prepayment penalty terms greater than 12 months, where the mortgagor refinances the Mortgage Loan with a new mortgage loan originated and serviced by WMB, provided that 90 days or less remain in the prepayment penalty term or (iii) for prepayments of accrued but unpaid interest that has been added to principal as a result of negative amortization. Moreover, regardless of the terms of the mortgage note, the Servicer, will not collect prepayment penalties after the third anniversary of the origination of any Mortgage Loan. The Servicer, will also not collect prepayment penalties due to involuntary prepayments such as foreclosures.

Investors should conduct their own analysis of the effect, if any, that the payment of the Assigned Prepayment Penalties on the Class X-PPP Certificates, or decisions by the Servicer, with respect to waiver thereof, may have on the performance of such certificates. General economic conditions and homeowner mobility will also affect the prepayment rate.

In addition, under circumstances described in the pooling agreement, the depositor or Washington Mutual Mortgage Securities Corp. may be required to repurchase Mortgage Loans from the Trust (or substitute new mortgage loans for those Mortgage Loans). The holders of the Class X-PPP Certificates will not be entitled to any prepayment penalty paid, after the date of repurchase or substitution, on a Mortgage Loan that was repurchased from the Trust or substituted for.

See the "Prepay Term (Months)" table in this preliminary term sheet for information regarding the number of loans, and the related percentage of the mortgage pool, that contain prepayment penalties, broken out for each of the various prepayment penalty terms. Generally, the Mortgage Loans with prepayment penalties provide for the payment of a penalty in connection with certain voluntary, full or partial prepayments made within a period of time specified in the related mortgage note and generally ranging from - [6] to [60] months from the date of origination of such Mortgage Loan. The amount of the applicable prepayment penalty, to the extent permitted by applicable law, is as provided in the related mortgage note.

Credit Enhancement:  Senior/subordinate, shifting interest structure. The credit enhancement information shown below is subject to final rating agency approval. Credit enhancement for the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates will consist of the subordination of the Subordinate Certificates, initially [12.00]% total subordination (subject to the variance stated in the collateral profile).

Shifting Interest:  For each Distribution Date before July 2017, the Subordinate Certificates will be locked out from receipt of prepayments in full on a Mortgage Loan (each, a “Payoff”) and partial prepayments on a Mortgage Loan, including any amounts in excess of the Minimum Monthly Payment (each, a “Curtailment”) (net of Negative Amortization) (unless the Class Principal Balances of the Class A and Class X Certificates are paid down to zero or the credit enhancement provided by the Subordinate Certificates has doubled prior to such date as described below). After such time and subject to standard collateral performance triggers (as described in the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus), the Subordinate Certificates will receive their increasing portions of unscheduled principal payments (net of Negative Amortization).

The prepayment percentages on the Subordinate Certificates are as follows:

Periods:	Unscheduled Principal Payments (%)
July 2007 – June 2017	0% Pro Rata Share
July 2017 – June 2018	30% Pro Rata Share
July 2018 – June 2019	40% Pro Rata Share
July 2019 – June 2020	60% Pro Rata Share
July 2020 – June 2021	80% Pro Rata Share
July 2021 and after	100% Pro Rata Share

Notwithstanding the foregoing, if the credit enhancement provided by the Subordinate Certificates has doubled (subject to the performance triggers described in the Washington Mutual Mortgage Pass–Through Certificates, WMALT Series OA free writing prospectus), (i) on or prior to the Distribution Date in June 2010, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate Class Principal Balance of the Subordinate Certificates as of the Closing Date, do not exceed 20%, the Subordinate Certificates will be entitled to 50% of their pro rata share of Payoffs and Curtailments (net of Negative Amortization) on the Mortgage Loans or (ii) after the Distribution Date in June 2010, and the cumulative realized losses on the Mortgage Loans allocated to the Subordinate Certificates, as a percentage of the aggregate Class Principal Balance of the Subordinate Certificates as of the Closing Date, do not exceed 30%, the Subordinate Certificates will be entitled to 100% of their pro rata share of Payoffs and Curtailments on the Mortgage Loans (net of Negative Amortization).

In the event the current aggregate principal balance of the Class A Certificates and Class X PO Component, divided by the Stated Principal Balance of the Mortgage Loans (the "Senior Percentage") exceeds the applicable initial Senior Percentage as of the Closing Date, the Class A and Class X-PPP Certificates will receive all Payoffs and Curtailments (net of Negative Amortization) for the Mortgage Loans.

Stated Principal Balance:  The "Stated Principal Balance" of any Mortgage Loan as of any date of determination is equal to its principal balance as of the Cut-Off Date, after application of all scheduled principal payments due on or before the Cut-Off Date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to that Mortgage Loan on or before that date of determination, and as further reduced to the extent that any realized loss on that Mortgage Loan has been allocated to one or more classes of certificates on or before that date of determination, and as increased by the amounts of any Negative Amortization with respect to that Mortgage Loan for all prior interest accrual periods.

Class Principal Balance:  The "Class Principal Balance" for any Distribution Date and for any class of certificates will equal the aggregate amount of principal to which such class or, in the case of the Class X Certificates, the principal-only component, is entitled on the Closing Date, reduced by all distributions of principal to that class or component, as applicable, and all allocations of losses required to be borne by that class or component, as applicable, before that Distribution Date and increased by the portion of the aggregate Net Negative Amortization allocated to that class or component, as applicable.

Net Mortgage Rate:  The "Net Mortgage Rate" with respect to each Mortgage Loan is equal to the excess, if any, of the mortgage interest rate over the servicing fee rate.

Net WAC Cap:  The "Net WAC Cap" for any Distribution Date and the Mortgage Loans is equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans as of the second preceding Due Date (after giving effect to (a) the payments due on the Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs received on or before the 14th day of the calendar month of that Due Date).

Adjusted Net WAC Cap:  The "Adjusted Net WAC Cap" is equal to the Net WAC Cap for the Mortgage Loans, adjusted on an actual/360 basis.

Net Life Cap:  The "Net Life Cap" is the Adjusted Net WAC Cap modified as follows: for purposes of calculating the Net WAC Cap, the lifetime maximum mortgage rate for each Mortgage Loan will be substituted for the per annum mortgage rate for such Mortgage Loan.

Aggregate Loan  Balance:  The "Aggregate Loan Balance'' for any Distribution Date is the aggregate principal balance of the Mortgage Loans as of the second preceding Due Date (after giving effect to (a) the payments due on the related Mortgage Loans on that Due Date and (b) except for the first Distribution Date, any Payoffs received on or before the 14th day of the calendar month of that Due Date).

Weighted Average Certificate Interest Rate:  The "Weighted Average Certificate Interest Rate" for any Distribution Date is the weighted average (weighted according to Class Principal Balance) of the annual certificate interest rates on the Class A and Subordinate Certificates (each of which annual certificate interest rates, in the case of the Class A-1C, Class A-1D and Subordinate Certificates, will be multiplied by a fraction, the numerator of which is the actual number of days in the related certificate accrual period and the denominator of which is 30).

Carryover Shortfall Amount:  With respect to the Class A-1A and A-1B Certificates, if, on the initial Distribution Date, One-Year MTA plus the related margin for the Class A-1A and Class A-1B Certificates is greater than the Net WAC Cap, then such class will be entitled to the payment of an amount equal to the excess, if any, of (a) the amount of interest that would have accrued on such class at a certificate interest rate equal to One-Year MTA plus the related margin, over (b) the actual amount of interest accrued on such class for such Distribution Date (the "Carryover Shortfall Amount"). Other than the initial Distribution Date, the Class A-1A and A-1B Certificates will not be entitled to Carryover Shortfall Amounts on any other Distribution Date.

With respect to the Class A-1C, Class A-1D and each class of Subordinate Certificates, if, on any Distribution Date, LIBOR plus the related margin for such class is greater than the Adjusted Net WAC Cap, then such class will be entitled to the payment of an amount equal to the sum of (i) the excess, if any, of (a) the amount of interest that would have accrued on such class at a certificate interest rate equal to the lesser of (1) LIBOR plus the related margin for such class and (2) in the case of (x) the Class A-1C and Class A-1D Certificates, 10.50% and (y) the Subordinate Certificates, the Net Life Cap, as applicable, over (b) the actual amount of interest accrued on such class for such Distribution Date and (ii) the unpaid portion of any such excess from previous Distribution Dates (and any interest thereon at the certificate interest rate for such class without giving effect to the related Adjusted Net WAC Cap) (together, the "Carryover Shortfall Amount").

Carryover Shortfall Amounts will be paid to the Class A Certificates pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates) (which interest otherwise distributable to the Class X-PPP Certificates will be reduced as described herein under "Structure Rules-Certificates Priority of Distribution"; provided, however, that with respect to any Distribution Date from, and including, the Distribution Date in [August 2007] through, and including, the Distribution Date in [February 2018] (unless the Yield Maintenance Agreement is terminated earlier) and the Class A-1C and Class A-1D Certificates, Carryover Shortfall Amounts will be paid to such certificates first from amounts received, if any, for such Distribution Date from the Yield Maintenance Agreement and second from amounts otherwise payable to the Class X-PPP Certificates, as described in this paragraph. Carryover Shortfall Amounts will be paid, sequentially in order of seniority, to the Subordinate Certificates, from the remaining interest otherwise distributable to the Class X-PPP Certificates (after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates).

Adjusted Cap Rate  The "Adjusted Cap Rate" for any Distribution Date and the Class A-1A and Class A-1B Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans at the Net WAC Cap for that Distribution Date less the Net Negative Amortization and (ii) 12, and the denominator of which is the Aggregate Loan Balance.

The "Adjusted Cap Rate" for any Distribution Date and the Class A-1C, Class A-1D and any class of Subordinate Certificates will equal a fraction, the numerator of which is equal to the product of (i) the amount of interest accrued on the Mortgage Loans at the Net WAC Cap for the Mortgage Loans for that Distribution Date less the Net Negative Amortization and (ii) 12, and the denominator of which is the Aggregate Loan Balance, such fraction multiplied by a ratio, the numerator of which is 30 and the denominator of which is the actual number of days in the related certificate accrual period.

Negative Amortization:  The Mortgage Loans may experience negative amortization when the interest accrued on a Mortgage Loan exceeds the monthly payment due on such Mortgage Loan. Such excess is deferred and added to the unpaid principal balance of such Mortgage Loan.

Net Negative Amortization:  The "Net Negative Amortization'' for any Distribution Date will equal the excess, if any, of (i) the aggregate amount of Negative Amortization with respect to the Mortgage Loans during the prior calendar month over (ii) the aggregate amount of Payoffs and Curtailments received with respect to the Mortgage Loans during the related Prepayment Period.

For any Distribution Date, the Net Negative Amortization will be allocated among the certificates as follows:

(i) first, the Net Negative Amortization, to the Class X-PPP Certificates in reduction of the interest otherwise payable to the Class X-PPP Certificates, until such amount is reduced to zero; and

(ii) second, the Net Negative Amortization remaining after the allocation pursuant to clause (i) above, to the Class A-1A, Class A-1B, Class A-1C, Class A-1D and Subordinate Certificates in proportion to the excess, if any, for each such class of (x) the current interest accrued at the applicable certificate interest rate for such class over (y) the amount of current interest that would have accrued had the certificate interest rate for such class equaled the Adjusted Cap Rate for such class and for such Distribution Date.

The amount of Net Negative Amortization allocated to any class of Certificates in reduction of the interest otherwise payable to such class will be added to the Class Principal Balance of such class.

Yield Maintenance  Agreement:  On the Closing Date, the Trustee will enter into a “Yield Maintenance Agreement”, or “YMA”, with the counterparty (the “Counterparty”) for the benefit of each of the Class A-1C and Class A-1D Certificates.  The notional balance of the Yield Maintenance Agreement and the strike rates are in the tables below.  The payment pursuant to the YMA will be based on the lesser of the YMA scheduled notional balance and the actual aggregate Class Principal Balance of the Class A-1C and Class A-1D Certificates. The Counterparty will be obligated to make monthly payments to the Trustee when LIBOR exceeds the specified strike rate. Such payments will be capped at their maximum amount when LIBOR equals or exceeds [10.27]%.  The Yield Maintenance Agreement will terminate after the Distribution Date in [February 2018].  Any payments received from the YMA will be used to pay Carryover Shortfall Amounts on the Class A-1C and Class A-1D Certificates, pro rata.

Yield Maintenance Agreement Schedule and Strike Rates
Period	Notional Bal ($)	Cap Strike (%)	Period	Notional Bal ($)	Cap Strike (%)	Period	Notional Bal ($)	Cap Strike (%)	Period	Notional Bal ($)	Cap Strike (%)
1	N/A	N/A	41	47,076,540	7.71324	81	21,374,179	8.57164	121	9,806,264	7.97996
2	98,071,049	7.71275	42	45,949,014	7.98034	82	20,965,013	7.71309	122	9,615,352	7.71286
3	96,601,230	7.71276	43	44,842,738	7.71323	83	20,563,541	7.98019	123	9,428,060	7.71285
4	95,152,593	7.97987	44	43,757,320	7.71322	84	20,169,620	7.71308	124	9,244,322	7.97994
5	93,724,568	7.71279	45	42,692,356	8.57177	85	19,783,108	7.98018	125	9,064,070	7.71284
6	92,316,440	7.97990	46	41,883,681	7.71321	86	19,403,868	7.71308	126	8,887,240	7.97992
7	90,928,198	7.71283	47	41,090,098	7.98032	87	19,031,763	7.71307	127	8,713,767	7.71282
8	89,558,372	7.71285	48	40,311,357	7.71321	88	18,666,662	7.98017	128	8,543,588	7.71281
9	88,204,926	8.26549	49	39,547,183	7.98031	89	18,308,433	7.71306	129	0	0.00000
10	86,866,559	7.71289	50	38,797,304	7.71320	90	17,956,949	7.98016
11	85,537,681	7.97999	51	38,061,456	7.71320	91	17,612,084	7.71305
12	84,225,882	7.71290	52	37,339,378	7.98030	92	17,273,714	7.71305
13	82,932,596	7.97999	53	36,630,813	7.71319	93	16,941,718	8.57158
14	81,657,291	7.71288	54	35,935,512	7.98030	94	16,615,978	7.71304
15	80,399,198	7.71286	55	35,253,226	7.71319	95	16,296,376	7.98013
16	79,158,598	7.97993	56	34,583,715	7.71318	96	15,982,799	7.71303
17	77,931,249	7.71284	57	33,926,741	8.26581	97	15,675,134	7.98012
18	76,720,434	7.97994	58	33,282,071	7.71318	98	15,373,270	7.71302
19	75,523,010	7.71285	59	32,649,476	7.98028	99	15,077,100	7.71301
20	74,332,524	7.71283	60	32,028,731	7.71317	100	14,786,517	7.98011
21	73,144,195	8.57135	61	31,419,618	7.98028	101	14,501,417	7.71300
22	71,953,083	7.71285	62	30,821,918	7.71317	102	14,221,698	7.98009
23	70,653,326	7.97978	63	30,235,421	7.71316	103	13,947,258	7.71299
24	69,331,235	7.71250	64	29,659,917	7.98027	104	13,678,001	7.71298
25	68,004,288	7.97955	65	29,095,203	7.71316	105	13,413,828	8.26560
26	66,598,941	7.71237	66	28,541,077	7.98026	106	13,154,645	7.71297
27	65,184,233	7.71247	67	27,997,343	7.71315	107	12,900,359	7.98006
28	63,778,997	7.97975	68	27,463,807	7.71315	108	12,650,878	7.71296
29	62,371,412	7.71295	69	26,940,280	8.57169	109	12,406,113	7.98005
30	60,984,609	7.98036	70	26,426,575	7.71314	110	12,165,976	7.71295
31	59,605,260	7.71332	71	25,922,510	7.98024	111	11,930,379	7.71294
32	58,246,015	7.71330	72	25,427,906	7.71313	112	11,699,239	7.98003
33	56,909,421	8.57186	73	24,942,585	7.98023	113	11,472,471	7.71293
34	55,597,829	7.71328	74	24,466,376	7.71313	114	11,249,995	7.98002
35	54,310,260	7.98038	75	23,999,109	7.71312	115	11,031,730	7.71291
36	53,046,898	7.71327	76	23,540,618	7.98022	116	10,817,597	7.71291
37	51,807,274	7.98037	77	23,090,738	7.71311	117	10,607,520	8.57142
38	50,590,665	7.71326	78	22,649,310	7.98021	118	10,401,421	7.71289
39	49,396,954	7.71325	79	22,216,177	7.71311	119	10,199,227	7.97998
40	48,225,717	7.98035	80	21,791,184	7.71310	120	10,000,866	7.71288

Structure Rules

Allocation of Realized Losses:  Any realized losses on the Mortgage Loans will be allocated as follows: first, to the Subordinate Certificates in reverse order of their numerical class designations, in each case until the respective Class Principal Balance has been reduced to zero; and second, any realized losses remaining on the Mortgage Loans to the Class A and Class X-PPP Certificates, on a pro-rata basis, until the respective Class Principal Balance has been reduced to zero;

provided, however, that the aggregate realized losses so allocated to the Class A Certificates will instead be allocated, sequentially, as follows:

(a)   first, to the Class A-1D Certificates, until their Class Principal Balance is reduced to zero,

(b)   second, to the Class A-1C Certificates, until their Class Principal Balance is reduced to zero,

(c)    third, to the Class A-1B Certificates, until their Class Principal Balance is reduced to zero and

(d)    fourth, to the Class A-1A Certificates, until their Class Principal Balance is reduced to zero.

Certificates Priority of Distributions:  Available funds from the Mortgage Loans will be distributed in the following order of priority:

1)     to the Senior Certificates, accrued and unpaid interest, pro rata, at the related certificate interest rate; provided, however, that any interest otherwise distributable with respect to the Class X-PPP Certificates will be reduced to the extent needed to pay any Carryover Shortfall Amounts as described below (after giving effect to the allocation of any Net Negative Amortization);

2)     to the Senior Certificates, the aggregate principal allocable to the Senior Certificates, sequentially, as follows:

(a)  first, to the Class R Certificates, as principal, until its Class Principal Balance is reduced to zero;

(b)  second, to the Class X-PPP Certificates until its Class Principal Balance is reduced to zero; and

(c)  third, to the Class A-1A, Class A-1B, Class A-1C and Class A-1DCertificates, as principal, pro rata according to Class Principal Balance, until their respective Class Principal Balances are reduced to zero;

3)       (a)  on the initial Distribution Date, to the Class A-1A, Class A-1B, Class A-1C and Class A-1D Certificates, their Carryover Shortfall Amounts, pro rata according to such Carryover Shortfall Amounts, from the aggregate interest otherwise distributable to the Class X-PPP Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates); and

(b)  on each Distribution Date after the initial Distribution Date, to the Class A-1C and Class A-1D Certificates, their Carryover Shortfall Amounts, pro rata according to such Carryover Shortfall Amounts, first, from amounts received, if any, from the YMA and second, from the aggregate interest otherwise distributable to the Class X-PPP Certificates on such Distribution Date (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates);

4)       to the Class B-1 Certificates, accrued and unpaid interest at the Class B-1 certificate interest rate;

5)       to the Class B-1 Certificates, principal allocable to such Class;

6)       to the Class B-2 Certificates, accrued and unpaid interest at the Class B-2 certificate interest rate;

7)       to the Class B-2 Certificates, principal allocable to such Class;

8)       to the Class B-3 Certificates, accrued and unpaid interest at the Class B-3 certificate interest rate;

9)       to the Class B-3 Certificates, principal allocable to such Class;

10)    to the Class B-4 Certificates, accrued and unpaid interest at the Class B-4 certificate interest rate;

11)    to the Class B-4 Certificates, principal allocable to such Class;

12)    to the Class B-5 Certificates, accrued and unpaid interest at the Class B-5 certificate interest rate;

13)    to the Class B-5 Certificates, principal allocable to such Class;

14)    to the Class B-6 Certificates, accrued and unpaid interest at the Class B-6 certificate interest rate;

15)    to the Class B-6 Certificates, principal allocable to such Class;

16)    to the Class B-7 Certificates, accrued and unpaid interest at the Class B-7 certificate interest rate;

17)    to the Class B-7 Certificates, principal allocable to such Class;

18)    to the Class B-8 Certificates, accrued and unpaid interest at the Class B-8 certificate interest rate;

19)    to the Class B-8 Certificates, principal allocable to such Class;

20)    to the Class B-9, Class B-10 and Class B-11 Certificates, in sequential order, accrued and unpaid interest and principal in the same manner as for the Senior Subordinate Certificates;

21)     to the Subordinate Certificates, in sequential order, their Carryover Shortfall Amounts, from the remaining aggregate interest otherwise distributable to the Class X-PPP Certificates (in each case, after the reduction due to Net Negative Amortization allocated to the Class X-PPP Certificates and the reduction due to payment of Carryover Shortfall Amounts to the Class A Certificates); and

22)      to the Class R Certificate, any remaining amount.

Notwithstanding the foregoing, for each Distribution Date on or after the first Distribution Date on which the aggregate Class Principal Balance of the Subordinate Certificates has been or will be reduced to zero, distributions of principal under paragraph (2) above will be made to the Class A and Class X Certificates pro rata according to principal balance.

In addition, see "Transaction Summary – Class X-PPP Certificates" in this preliminary term sheet for a description of the distributions of prepayment penalty payments on the Class X-PPP Certificates.

ORIGINATOR DISCLOSURES

ATTACHMENT I

The Originator

MortgageIT, Inc.

MortgageIT, Inc. (“MortgageIT”), a subsidiary of Deutsche Bank, is a New York corporation with an executive and administrative office located at 33 Maiden Lane, New York, New York.  MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States.  MortgageIT originates single-family mortgage loans of all types, including prime adjustable-rate mortgage loans and fixed-rate, first lien residential mortgage loans.

MortgageIT and its predecessors have been in the residential mortgage banking business since 1988, and have originated Mortgage Loans of the type backing the certificates offered hereby since the second quarter of 2005. For the year ended December 31, 2006, MortgageIT had an origination portfolio of approximately $29.5 billion, all of which was secured by one- to four-family residential real properties and individual condominium units.

The following table describes the size, composition and growth of MortgageIT’s total Mortgage Loan production for Pay Option ARMs since it began originating them.

	December 31, 2005		December 31, 2006
Loan Type	Number	Total Portfolio of Loans	Number	Total Portfolio of Loans
Pay Option ARMs	14,702	$5,326,259,387	22,758	$8,193,761,553

MortgageIT Underwriting Guidelines

MortgageIT offers a wide variety of mortgage loan products pursuant to various mortgage loan origination programs. The following generally describes MortgageIT’s underwriting guidelines with respect to mortgage loans originated pursuant to its “prime” underwriting standards for mortgage loans with non-conforming balances and its “Pay Option ARM” underwriting guidelines for mortgage loans with conforming and non-conforming balances.

MortgageIT’s underwriting philosophy is to weigh all risk factors inherent in the loan file, giving consideration to the individual transaction, borrower profile, the level of documentation provided and the property used to collateralize the debt. Because each loan is different, MortgageIT expects and encourages underwriters to use professional judgment based on their experience in making a lending decision. MortgageIT underwrites a borrower’s creditworthiness based solely on information that MortgageIT believes is indicative of the applicant’s willingness and ability to pay the debt they would be incurring.

Every MortgageIT mortgage loan is secured by a property that has been appraised by a licensed appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisers perform on site inspections of the property and report on the neighborhood and property condition in factual and specific terms. Loans in excess of one million dollars require (i) two full appraisals or (ii) one full appraisal and a field review, ordered by a MortgageIT-approved national appraiser, including photographs of the interior and the exterior of the subject property. Each appraisal contains an opinion of value that represents the appraiser’s professional conclusion based on market data of sales of comparable properties, a logical analysis with adjustments for differences between the comparable sales and the subject property and the appraiser’s judgment. In addition, a MortgageIT underwriter or a mortgage insurance company contract underwriter reviews each appraisal for accuracy and consistency.

The appraiser’s value conclusion is used to calculate the ratio (loan-to-value) of the loan amount to the value of the property. For loans made to purchase a property this ratio is based on the lower of the sales price of the property and the appraised value. MortgageIT sets various maximum loan-to-value ratios based on the loan amount, property type, loan purpose and occupancy of the subject property securing the loan. In general, MortgageIT requires lower loan-to-value ratios for those loans that are perceived to have a higher risk, such as high loan amounts, loans in which additional cash is being taken out on a refinance transaction or loans on second homes. A lower loan-to-value ratio requires a borrower to have more equity in the property, which is a significant additional incentive to the borrower to avoid default on the loan. In addition, for all conventional loans in which the loan-to-value ratio exceeds 80%, MortgageIT requires that a private mortgage insurance company that is approved by Fannie Mae and Freddie Mac insure the loan. Higher loan-to-value ratios require higher coverage levels.

The mortgage loans have been originated under “full/alternative”, “stated income/verified assets” and “stated income/stated assets” programs. The “full/alternative” documentation programs generally verify income and assets in accordance with Fannie Mae/Freddie Mac underwriting requirements. The stated income/verified assets and stated income/stated assets programs generally require less documentation and verification than do full documentation programs which generally require standard Fannie Mae/Freddie Mac approved forms for verification of income/employment, assets and certain payment histories. Generally, under both “full/alternative” documentation programs, at least one month of income documentation is provided. This documentation is also required to include year-to-date income or prior year income in case the former is not sufficient to establish consistent income. Generally, under a “stated income/verified assets” program, no verification of a mortgagor’s income is undertaken by the origination; however, verification of the mortgagor’s assets is obtained. Under a “stated income/stated assets” program, the originator undertakes no verification of either a mortgagor’s income or a mortgagor’s assets, although both income and assets are stated on the loan application and subject to reasonable underwriting approval.

MortgageIT obtains a credit report that summarizes each borrower’s credit history. The credit report contains information from the three major credit repositories, Equifax, Experian and TransUnion. These companies have developed scoring models to identify the comparative risk of delinquency among applicants based on characteristics within the applicant’s credit report. A borrower’s credit score represents a comprehensive view of the borrower’s credit history risk factors and is indicative of whether a borrower is likely to default on a loan. Some of the factors used to calculate credit scores are a borrower’s incidents of previous delinquency, the number of credit accounts a borrower has, the amount of available credit that a borrower has utilized, the source of a borrower’s existing credit, and recent attempts by a borrower to obtain additional credit. Applicants who have higher credit scores will, as a group, have fewer defaults than those who have lower credit scores. The minimum credit score allowed by MortgageIT loan guidelines for non-conforming loans is 620 and the average is typically over 680. For MortgageIT Pay Option ARM products, the minimum credit score is generally 650. If the borrowers do not have a credit score, they must have an alternative credit history showing at least three tradeline accounts with no payments over 30 days past due in the last 24 months. Non-traditional credit is permitted only for full documentation, conforming fixed and Treasury and LIBOR ARM programs with conforming loan amounts.  Loans manually underwritten with non-traditional credit require a minimum of four tradeline accounts with a 24-month history reported with the most recent 24-months for Non-Permanent Resident Aliens only with additional limitations.

In addition to reviewing the borrower’s credit history and credit score, MortgageIT underwriters closely review the borrower’s housing payment history. In general, for non-conforming loans and Pay Option ARM the borrower should not have made any mortgage payments over 30 days after the due date for the most recent 12 months.

The Pay Option ARM mortgage loans are generally documented to the requirements of Fannie Mae and Freddie Mac in that the borrower provides the same information on the loan application along with documentation to verify the accuracy of the information on the application such as income, assets, other liabilities, etc. Certain non-conforming stated income or stated asset products allow for less verification documentation than Fannie Mae or Freddie Mac require. Certain Pay Option ARM products also allow for less verification documentation than Fannie Mae or Freddie Mac requires. For these products, the borrower may not be required to verify employment income, assets required to close or both. Pay Option ARM products with less verification documentation generally have other compensating factors such as higher credit score or lower loan-to-value requirements.

Generally, in order to determine if a borrower qualifies for a Pay Option ARM loan, MortgageIT underwriting staff or contract underwriters provided by certain mortgage insurance companies manually underwrite and approve such loans; in all circumstances, a borrower’s qualification for a Pay Option ARM loan is determined by the utilization of manual underwriting. The underwriter must ensure that the borrower’s income will support the total housing expense on an ongoing basis. Underwriters may give consideration to borrowers who have demonstrated an ability to carry a similar or greater housing expense for an extended period. In addition to the monthly housing expense the underwriter must evaluate the borrower’s ability to manage all recurring payments on all debts, including the monthly housing expense. When evaluating the ratio of all monthly debt payments to the borrower’s monthly income (debt-to-income ratio), the underwriter should be aware of the degree and frequency of credit usage and its impact on the borrower’s ability to repay the loan. For example, borrowers who lower their total obligations should receive favorable consideration and borrowers with a history of heavy usage and a pattern of slow or late payments should receive less flexibility.

MortgageIT realizes that there may be some acceptable quality loans that fall outside published guidelines and encourages “common sense” underwriting. Because a multitude of factors are involved in a loan transaction, no set of guidelines can contemplate every potential situation. Therefore, exceptions to these underwriting guidelines are considered, so long as the borrower has other reasonable compensating factors, on a case-by-case basis.

 IMPORTANT NOTICE REGARDING COLLATERAL MATERIALS

                 The information contained in this section has not been independently verified by WaMu Capital Corp.  The information contained in this section is Final and subject to change and supersedes information contained in any prior collateral materials for this transaction.

WMALT Mortgage Pass-Through Certificates
Series 2007-OA5
Mortgage Loans
Preliminary Collateral Information As of 06/01/07

TOTAL CURRENT BALANCE	$563,525,842
TOTAL ORIGINAL BALANCE	$560,665,406

NUMBER OF LOANS	1,471

			Minimum		Maximum
AVG CURRENT BALANCE	$383,090		$40,050		$2,177,139
AVG ORIGINAL BALANCE	$381,146		$40,000		$2,174,000

WAVG GROSS COUPON	8.24%		1.75%		9.95%
WAVG GROSS MARGIN	3.34%		1.85%		5.60%
WAVG MAX INT RATE	10.20%		6.25%		12.20%

WAVG CURRENT LTV	75.06%		18.94%		97.85%

WAVG FICO SCORE	713		0		819

WAVG MONTHS TO ROLL	1	Month(s)	1	Month(s)	1	Month(s)

WAVG NEG AM LIMIT	114%		110%		125%
WAVG PAYMENT CAP	7.50%		7.50%		7.50%
WAVG RECAST	60	Month(s)	60	Month(s)	60	Month(s)

WAVG ORIGINAL TERM	395	Month(s)	360	Month(s)	480	Month(s)
WAVG REMAINING TERM	391	Month(s)	347	Month(s)	478	Month(s)
WAVG SEASONING	4	Month(s)	2	Month(s)	13	Month(s)

NZ WAVG PREPAY TERM	31	Month(s)	6	Month(s)	60	Month(s)

TOP STATE CONC	CA(59.82%),FL(8.48%),AZ(4.18%)
MAXIMUM CA ZIPCODE	0.64%

FIRST PAY DATE			June 1,2006		May 1,2007

RATE CHANGE DATE			July 1,2007		July 1,2007

MATURITY DATE			May 1,2036		April 1,2047

PRODUCT	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Option ARM	1,471	$563,525,841.96	100.00%
Total	1,471	$563,525,841.96	100.00%

INDEX	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
COFI	1	$508,534.07	0.09%
LIBOR	12	4,850,940.12	0.86
MTA	1,458	558,166,367.77	99.05
Total	1,471	$563,525,841.96	100.00%

CURRENT BALANCE ($)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—100,000	12	$811,790.23	0.14%
100,001—200,000	229	36,137,744.35	6.41
200,001—300,000	315	79,252,294.86	14.06
300,001—400,000	352	122,083,360.74	21.66
400,001—500,000	257	114,714,628.18	20.36
500,001—600,000	161	86,631,561.57	15.37
600,001—700,000	60	38,406,972.19	6.82
700,001—800,000	20	14,849,400.60	2.64
800,001—900,000	14	11,974,951.73	2.13
900,001—1,000,000	19	18,031,930.12	3.20
1,000,001—1,100,000	12	12,429,654.02	2.21
1,100,001—1,200,000	4	4,612,003.39	0.82
1,200,001—1,300,000	5	6,292,148.74	1.12
1,300,001—1,400,000	3	3,997,370.80	0.71
1,400,001—1,500,000	3	4,422,040.18	0.78
1,500,001—1,600,000	2	3,046,581.67	0.54
1,700,001—1,800,000	1	1,722,478.58	0.31
1,900,001—2,000,000	1	1,931,791.32	0.34
2,100,001—2,200,000	1	2,177,138.69	0.39
Total	1,471	$563,525,841.96	100.00%

GROSS COUPON (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1.501—1.750	11	$9,204,599.34	1.63%
1.751—2.000	1	519,291.98	0.09
6.001—6.250	1	388,561.28	0.07
6.751—7.000	6	2,984,444.22	0.53
7.001—7.250	10	3,778,843.30	0.67
7.251—7.500	42	17,638,320.88	3.13
7.501—7.750	59	27,314,085.07	4.85
7.751—8.000	220	82,196,686.54	14.59
8.001—8.250	224	86,645,276.96	15.38
8.251—8.500	302	111,876,978.60	19.85
8.501—8.750	396	141,461,119.81	25.10
8.751—9.000	173	70,349,092.13	12.48
9.001—9.250	10	3,526,270.21	0.63
9.251—9.500	4	1,356,535.16	0.24
9.501—9.750	9	3,236,821.71	0.57
9.751—10.000	3	1,048,914.77	0.19
Total	1,471	$563,525,841.96	100.00%

GROSS MARGIN (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1.751—2.000	7	$3,751,327.94	0.67%
2.001—2.250	7	2,127,380.30	0.38
2.251—2.500	42	18,642,296.28	3.31
2.501—2.750	74	30,304,658.02	5.38
2.751—3.000	231	92,397,504.95	16.40
3.001—3.250	234	87,631,165.34	15.55
3.251—3.500	356	132,355,733.39	23.49
3.501—3.750	362	126,962,706.45	22.53
3.751—4.000	131	59,981,702.39	10.64
4.001—4.250	11	3,729,095.26	0.66
4.251—4.500	4	1,356,535.16	0.24
4.501—4.750	9	3,236,821.71	0.57
4.751—5.000	2	635,556.91	0.11
5.501—5.750	1	413,357.86	0.07
Total	1,471	$563,525,841.96	100.00%

MAX INT RATE (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 8.000	1	$388,561.28	0.07%
9.251—9.500	1	450,972.10	0.08
9.751—10.000	1,150	435,760,446.37	77.33
10.001—10.250	31	14,797,105.93	2.63
10.251—10.500	3	1,398,390.84	0.25
10.501—10.750	4	1,366,358.56	0.24
10.751—11.000	189	72,700,562.89	12.90
11.001—11.250	25	11,134,124.38	1.98
11.251—11.500	3	1,283,949.84	0.23
11.501—11.750	4	3,097,922.04	0.55
11.751—12.000	56	18,299,201.10	3.25
12.001—12.250	4	2,848,246.63	0.51
Total	1,471	$563,525,841.96	100.00%

ORIGINAL TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
360	1,045	$399,589,893.05	70.91%
480	426	163,935,948.91	29.09
Total	1,471	$563,525,841.96	100.00%

NEG AM LIMIT (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
110	383	$156,164,033.17	27.71%
115	1,074	400,754,152.93	71.12
120	1	634,294.32	0.11
125	13	5,973,361.54	1.06
Total	1,471	$563,525,841.96	100.00%

REMAINING TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
341—350	15	$5,550,010.30	0.98%
351—360	1,030	394,039,882.75	69.92
461—470	3	1,278,356.52	0.23
471—480	423	162,657,592.39	28.86
Total	1,471	$563,525,841.96	100.00%

SEASONING (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—3	796	$311,057,662.64	55.20%
4—6	572	210,627,447.98	37.38
7—9	85	35,012,364.52	6.21
10—12	16	6,211,432.80	1.10
13—15	2	616,934.02	0.11
Total	1,471	$563,525,841.96	100.00%

CURRENT LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	2	$308,235.90	0.05%
21—25	1	581,358.68	0.10
26—30	3	575,778.79	0.10
31—35	10	2,902,807.73	0.52
36—40	15	3,891,938.91	0.69
41—45	20	7,914,321.03	1.40
46—50	11	3,353,230.51	0.60
51—55	22	7,364,426.38	1.31
56—60	36	15,083,496.10	2.68
61—65	60	26,178,843.98	4.65
66—70	96	45,092,212.78	8.00
71—75	163	73,258,210.69	13.00
76—80	328	122,752,237.13	21.78
81—85	604	227,401,494.65	40.35
86—90	26	7,596,813.31	1.35
91—95	60	15,775,642.02	2.80
96—100	14	3,494,793.37	0.62
Total	1,471	$563,525,841.96	100.00%

ORIGINAL LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	2	$308,235.90	0.05%
21—25	1	581,358.68	0.10
26—30	4	1,477,718.34	0.26
31—35	9	2,000,868.18	0.36
36—40	18	4,390,877.57	0.78
41—45	17	7,415,382.37	1.32
46—50	15	5,114,849.95	0.91
51—55	23	7,682,679.57	1.36
56—60	35	14,727,996.09	2.61
61—65	64	27,852,436.73	4.94
66—70	145	65,845,470.86	11.68
71—75	223	93,807,181.25	16.65
76—80	805	302,741,081.64	53.72
81—85	15	3,885,940.09	0.69
86—90	80	22,004,696.15	3.90
91—95	15	3,689,068.59	0.65
Total	1,471	$563,525,841.96	100.00%

FICO SCORE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 0	2	$468,133.07	0.08%
620—639	58	18,823,698.69	3.34
640—659	134	48,478,328.23	8.60
660—679	228	82,500,536.57	14.64
680—699	205	79,575,625.35	14.12
700—719	225	89,730,427.89	15.92
720—739	201	79,342,588.99	14.08
740—759	149	60,227,061.48	10.69
760—779	148	57,156,814.00	10.14
780—799	84	33,804,197.94	6.00
>= 800	37	13,418,429.75	2.38
Total	1,471	$563,525,841.96	100.00%

DOCUMENTATION	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Full Doc	70	$24,304,150.16	4.31%
No Doc/NINA	96	35,836,841.86	6.36
No Ratio/NORA	133	45,763,740.72	8.12
Reduced Doc	1,172	457,621,109.22	81.21
Total	1,471	$563,525,841.96	100.00%

OCCUPANCY	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Investor	202	$54,961,635.75	9.75%
Owner Occupied	1,214	488,381,377.68	86.67
Second Home	55	20,182,828.53	3.58
Total	1,471	$563,525,841.96	100.00%

PROPERTY TYPE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Duplex	70	$26,581,911.36	4.72%
Fourplex	8	2,501,476.58	0.44
Hi Rise Condo	15	6,293,651.56	1.12
Low Rise Condo	117	35,290,902.48	6.26
PUD	240	101,030,109.49	17.93
Single Family Residence	1,003	383,632,907.48	68.08
Townhouse	3	872,150.71	0.15
Triplex	15	7,322,732.30	1.30
Total	1,471	$563,525,841.96	100.00%

PURPOSE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Purchase	226	$86,795,319.04	15.40%
Refi—Cash Out	838	317,118,539.31	56.27
Refi—No Cash Out	407	159,611,983.61	28.32
Total	1,471	$563,525,841.96	100.00%

PREPAY TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0	138	$71,080,422.01	12.61%
6	1	1,064,205.35	0.19
12	258	102,049,374.87	18.11
24	14	5,691,472.01	1.01
30	2	669,562.95	0.12
36	1,052	380,876,165.02	67.59
42	4	1,496,120.82	0.27
60	2	598,518.93	0.11
Total	1,471	$563,525,841.96	100.00%

STATE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
AR	1	$137,184.06	0.02%
AZ	71	23,547,269.74	4.18
CA	774	337,109,222.19	59.82
CO	14	4,306,254.99	0.76
CT	16	6,671,476.37	1.18
DC	6	2,121,177.47	0.38
DE	2	1,430,559.84	0.25
FL	159	47,796,701.30	8.48
GA	10	3,869,701.43	0.69
HI	11	4,519,435.57	0.80
ID	5	1,064,518.20	0.19
IL	13	4,839,872.38	0.86
IN	3	828,462.31	0.15
KY	1	110,003.62	0.02
LA	1	120,035.31	0.02
MA	11	3,179,170.08	0.56
MD	53	19,899,253.75	3.53
ME	1	485,949.31	0.09
MI	19	4,343,595.59	0.77
MN	6	1,905,245.81	0.34
MO	15	5,220,963.30	0.93
NC	6	1,574,630.43	0.28
NH	2	506,320.85	0.09
NJ	10	4,832,008.91	0.86
NM	2	668,924.18	0.12
NV	39	11,533,136.54	2.05
NY	54	23,318,943.14	4.14
OH	3	688,241.03	0.12
OR	22	5,661,407.75	1.00
PA	12	2,429,013.29	0.43
RI	2	513,144.93	0.09
SC	3	1,093,440.06	0.19
SD	1	555,874.79	0.10
TN	5	1,192,347.50	0.21
TX	14	3,229,602.06	0.57
UT	20	5,296,382.90	0.94
VA	40	13,926,746.09	2.47
VT	1	153,223.59	0.03
WA	42	12,663,041.72	2.25
WV	1	183,359.58	0.03
Total	1,471	$563,525,841.96	100.00%

BACK DTI (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	78	$27,136,468.93	4.82%
15.00 or less	27	9,259,225.33	1.64
15.01—20.00	68	30,847,516.77	5.47
20.01—25.00	128	51,984,040.95	9.22
25.01—30.00	131	48,916,750.72	8.68
30.01—35.00	213	76,469,332.25	13.57
35.01—40.00	460	173,561,152.04	30.80
40.01—45.00	272	108,583,260.37	19.27
45.01—50.00	75	30,942,495.51	5.49
50.01—55.00	18	5,382,319.49	0.96
>= 60.01	1	443,279.60	0.08
Total	1,471	$563,525,841.96	100.00%

 At origination, the weighted average monthly debt-to-income ratio of all debt of the mortgage loans (exclusive of the data not compiled) was approximately 34.77%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the monthly debt-to-income ratio of all debt distribution of such mortgage loans does not differ from such distribution for the remaining mortgage loans, and the distribution could differ substantially.

COMBINED LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	41	$13,242,138.16	2.35%
No Second Lien	1,018	377,124,077.79	66.92
1.01—60.00	4	2,660,005.20	0.47
70.01—75.00	2	2,535,310.77	0.45
75.01—80.00	8	5,142,000.21	0.91
80.01—85.00	30	13,631,433.87	2.42
85.01—90.00	270	109,638,513.37	19.46
90.01—95.00	39	17,051,613.69	3.03
95.01—100.00	59	22,500,748.90	3.99
Total	1,471	$563,525,841.96	100.00%

 At origination, the weighted average combined loan-to-value ratio of the first and second liens of the mortgage loans (exclusive of mortgage loans with no second lien) was approximately 89.79%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the combined loan to value percentages of all combined loan to values of such mortgage loans does not differ from such values for the remaining mortgage loans, and the values could differ substantially.